EXHIBIT 99.2

For information contact:
Wayne Pratt
Vice President, Chief Financial Officer
Brillian Corporation
(602) 389-8797
wayne.pratt@brilliancorp.com

BRILLIAN CORPORATION REVISES THIRD QUARTER 2004 GUIDANCE

TEMPE, ARIZ., September 9, 2004 - Brillian Corporation (NASDAQ: BRLC), a designer and developer of rear-projection, high-definition televisions based on its proprietary Gen II liquid crystal on silicon (LCoSTM) microdisplays, today announced revised guidance for revenue and net loss for the quarter ending September 30, 2004.

As a result of a disruption in HDTV shipments discussed in our press release earlier today, Brillian will not meet previously announced shipment targets for the third quarter ending September 30, 2004. Therefore, revenue guidance for the third quarter has been revised from a range of $2.8 million to $3.2 million to a range of $600,000 to $800,000. This is expected to result in a net loss for the third quarter in the range of $5.6 million to $6.1 million, as compared to a previously expected net loss in the range of $4.4 million to $4.9 million. Fourth quarter revenue will depend substantially upon the timing of the light engine production ramp.

A conference call will be held today, September 9, to discuss implications of this development. The conference call may include forward-looking statements. The call is scheduled to begin at 5:00 p.m. Eastern Time (2:00 p.m. Pacific). The call will be webcast and can be accessed via Brillian’s website at www.brilliancorp.com. The call can also be heard by dialing 1 (800) 299-9086 and using passcode 81741460.

About Brillian Corporation
Brillian Corporation designs and develops rear-projection HDTVs targeted at retailers and end user customers looking for breakthrough performance and image quality that sets a benchmark in HDTV price/performance. The company is the first and only provider of LCoSTM Gen II technology used in these products. In addition to its high-definition televisions, Brillian also offers a broad line of LCoSTM microdisplay products and subsystems that original equipment manufacturers (OEMs) integrate into proprietary HDTV products, multimedia projectors, and near-to-eye products such as monocular and binocular headsets. Brillian’s LCoSTM Gen I and LCoSTM Gen II microdisplay technologies address the market demand for a high-performance display solution with high image fidelity, high-resolution scalability, and high contrast ratios. The company’s website is www.brilliancorp.com.

Corporate Headquarters            1600 N. Desert Drive, Tempe, AZ 85281          Tel 602.389.8888          Fax 602.389.8801          www.brilliancorp.com

Brillian is a registered trademark and LCoS is a trademark of Brillian Corporation. All other trademarks are the property of their respective owners.

Certain statements contained in this press release may be deemed to be forward-looking statements under federal securities laws, and Brillian intends that such forward-looking statements be subject to the safe-harbor created thereby. Such forward-looking statements include expectations regarding the future operating results of the company, including expectations regarding revenue and losses for the third and fourth quarters of fiscal 2004. Brillian cautions that these statements are qualified by important factors that could cause actual results to differ materially from those reflected by the forward-looking statements contained herein. Such factors include (a) the ability of our suppliers to provide needed components, (b) changes in markets for the company’s products; (c) changes in the market for customer’s products; (d) the failure of Brillian products to deliver commercially acceptable performance; (e) the ability of Brillian’s management, individually or collectively, to guide the company in a successful manner; and (f) other risks as detailed in Brillian’s Annual Report on Form 10-K.

Corporate Headquarters            1600 N. Desert Drive, Tempe, AZ 85281          Tel 602.389.8888          Fax 602.389.8801          www.brilliancorp.com